Exhibit 99.1

Elite Pharmaceuticals Announces Changes to their Board of Directors

Gene Pfeifer Joins Elite’s Board

NORTHVALE, N.J. – April 12, 2016 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) announced today that its Board of Directors has appointed Eugene Pfeifer to its board effective April 7, 2016. At the same meeting, the Board accepted the resignation of Jeenarine Narine.

Mr. Pfeifer brings with him more than 45 years of regulatory and trade experience, most recently having served as a law partner at King & Spalding in Washington DC and prior to that as a law partner at the Burditt, Bowles & Radzius. Among his many accomplishments, he was a major participant in the development of the Drug Price Competition and Patent Term Restoration Act of 1984, and provided strategic counseling to companies affected by that statue. In addition, he has provided regulatory advice and representation on a wide variety of FDA, FTC, and DEA regulated activities, including product approval, advertising, promotion, and compliance issues.

Prior to working at Burditt, Bowles and Radzius, Mr. Pfeifer served for a year in the General Counsel’s office of the Federal Trade Commission, where he represented the FTC in Federal Court to enjoin violations of the Federal Trade Commission Act, and served ten years in the Chief Counsel’s Office at the FDA as Associated Chief Counsel for Enforcement, Associate Chief Counsel for Drugs and Deputy Chief Counsel for Regulations and Hearings. During his tenure at the FDA, he was the FDA’s lead litigator and Appellate Court advocate, and he briefed the FDA’s cases before the Supreme Court. Mr. Pfeifer is a graduate of Brown University and the Georgetown University Law Center.

Mr. Narine tendered his resignation as part of the acquisition of Epic Pharma LLC by Humanwell Healthcare USA, LLC. Mr. Narine is one of the founding members of Epic Pharma.

“We welcome Gene to our board,” said Elite’s Chairman of the Board, Nasrat Hakim. “He will be a great addition for us and brings tremendous experience and expertise to Elite. I also want to thank Jai Narine for his years of contributions to Elite during a period of change and growth.”

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company which is developing a pipeline of proprietary pharmacological abuse-deterrent opioid products as well as niche generic products. Elite specializes in oral sustained and controlled release drug products which have high barriers to entry. Elite owns generic and OTC products which have been licensed to TAGI Pharma, Epic Pharma and Valeant Pharmaceuticals International. Elite currently has eight commercial products being sold, additional approved products pending manufacturing site transfer and a product under review pending approval by the FDA. Elite’s lead pipeline products include abuse-deterrent opioids which utilize the Company’s patented proprietary technology and a once-daily opioid. These products include sustained release oral formulations of opioids for the treatment of chronic pain. These formulations are intended to address two major limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential opioid abuse. Elite also provides contract manufacturing for Ascend Laboratories (a subsidiary of Alkem Laboratories Ltd.), and a Hong Kong based company for development of a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, its ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These risks and other factors, including, without limitation, the Company’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations

518-398-6222

Dianne@elitepharma.com